Exhibit 12.1

RADIUS HEALTH, INC

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO

FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND

PREFERRED STOCK DIVIDENDS

The following table reflects the computation of the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods presented (in thousands):

	2012	2013	2014	2015	2016	Six Months Ended June 30, 2017
Computation of Earnings:
Income (loss) from continuing operations before income taxes and income on equity method investments	$(69,128)	$(60,690)	$(62,479)	$(101,526)	$(182,804)	$(125,377)
Add:
Interest expense	2,667	2,440	2,467	1,885	—	—
Operating leases	36	21	51	197	560	291
Amortization of interest capitalized	—	—	—	—	—	—

Earnings as adjusted	$(66,425)	$(58,229)	$(59,961)	$(99,444)	$(185,244)	$(125,086)

Computation of fixed charges:
Interest expense	2,667	2,440	2,467	1,885	—	—
Interest capitalized	—	—	—	—	—	—
Operating leases	36	21	51	197	560	291

Fixed charges	$2,703	$2,461	$2,518	$2,082	$560	$291

Dividends on preferred stock	$13,992	$40,639	$19,109	—	—	—
Combined fixed charges and preferred stock dividends	$16,696	$43,100	$21,627	$2,082	$560	$291
Deficiency in earnings required to cover fixed charges	$(69,128)	$(60,690)	$(62,479)	$(101,526)	$(182,804)	$(125,377)
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—
Deficiency in earnings required to cover combined fixed charges and preferred stock dividends	$(83,120)	$(101,329)	$(81,588)	$(101,526)	$(182,804)	$(125,377)

Ratio of earnings to fixed charges and preferred dividends (2)	—	—	—	—	—	—

(1)	Our earnings were inadequate to cover fixed charges for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 by $69.1 million, $60.7 million, $62.5 million, $101.5 million and $182.8 million, respectively, and for the six months ended June 30, 2017, by $125.4 million.
(2)	Our earnings were inadequate to cover fixed charges and preferred dividends for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 by $83.1 million, $101.3 million, $81.6 million, $101.5 million and $182.8 million, respectively, and for the six months ended June 30, 2017, by $125.4 million.